Consent of Independent Accountants


We hereby consent to the reference to us under the heading "Financial Highlights"in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A of INVESCO Stock Funds, Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
July 13, 1999